Scottish Re


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                            Contact:   Michael Baumstein
                                       Senior Vice President, Corporate Finance
                                       (441) 298-4394
                                       michael.baumstein@scottishre.com
                                       --------------------------------


For immediate release

        Scottish Re Completes $455 Million Regulation XXX Securitization

          HAMILTON, Bermuda - (BUSINESS WIRE) - December 21, 2005 - Scottish Re Group Limited (NYSE:SCT), a global life reinsurance specialist, announced today that it closed an offering of $455 million of 30-year maturity securities by its wholly-owned subsidiary Orkney Re II plc. Proceeds from the issuance will be used to fund certain statutory reserves associated with level-premium term life insurance policies (commonly referred to as Regulation XXX reserves) reinsured by Scottish Re (U.S.), Inc. between January 1, 2004 and December 31, 2004. Orkney Re II plc is a newly-formed, public limited company incorporated under the laws of Ireland that was established for the sole purpose of reinsuring the defined business.

          "This transaction marks another important milestone for Scottish Re's capital market's strategy," said Scott E. Willkomm, President and Chief Executive Officer of Scottish Re Group Limited. "Scottish Re has, once again, blazed a new path in the evolving world of life insurance securitization by successfully completing an innovative transaction in an expedited time frame. We have built on the foundation developed in the first Orkney transaction, while adding structural enhancements that make the Orkney Re II structure more capital and cost efficient."

          The Series A-1 Notes are guaranteed by Assured Guaranty (UK) Ltd. with respect to the timely payment of interest and ultimate payment of principal, and are rated "AAA" by Standard & Poor's and "Aa1" by Moody's Investors Service. The Series A-2 Notes, an uninsured tranche ranking pari passu to the Series A-1 Notes, are rated "A-" by Standard & Poor's and "Aa2" by Moody's. The subordinated Series B Notes are rated "BBB+" by Standard & Poor's and "Baa2" by Moody's.

          The transaction was structured such that the securities have recourse only to Orkney Re II plc and not to any other Scottish Re entity. As a result of the absence of


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recourse to Scottish Re or its affiliates, both Standard & Poor's and Moody's will exclude Orkney Re II's debt from Scottish Re's financial leverage, coverage, and operating ratios. Goldman Sachs was the sole structuring agent and lead book-runner for the transaction. Scottish Re Capital Markets, Lehman Brothers, HSBC and RBS Greenwich Capital acted as co-managers.

          About Scottish Re

          Scottish Re Group Limited is a global life reinsurance specialist and issuer of customized life-insurance based wealth management products for high net worth individuals and families. Scottish Re Group Limited has operating units in Bermuda, the Cayman Islands, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (US), Inc. which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation Limited which is rated A- (excellent) by A.M. Best. Additional information about Scottish Re can be obtained from its Web site, http://www.scottishre.com.


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